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April 16, 1999



Bruce Nakao
13620 Hill Way
Los Altos Hills, CA 94022

Dear Bruce,

We are pleased to offer you the position of Chief Financial Officer for Ask Jeeves, Inc. (the "Company"). You will report to Robert Wrubel. Your first day of employment will be April 19, 1999 (the "Start Date").


SALARY
You will receive an annual salary of $175,000, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible to participate in any employee benefit programs that are, or may become, available to a full-time employee at an equivalent level at Ask Jeeves.

OPTIONS
Upon your employment you will be awarded 500,000 options to purchase stock in the Company (the "Options") pursuant to the Company incentive stock option plan (the "Plan"), vesting over a period of four years, with 25% of the shares vesting on the first anniversary of your employment, and the remaining shares vesting in 36 equal monthly installments thereafter, with a ten-year term, at a price equal to the fair market value at the time the Company's Board of Directors approves the grant of the Options.

SEVERANCE BENEFITS
In the event your employment is terminated without cause at any time during your employment, you will be entitled to receive the following:

1. If the Company terminates your employment without cause, you will be paid severance pay in an amount equal to six months of your base salary (subject to standard withholding); and

2.    Accelerated vesting of Options as follows:

      (a) If prior to April 19, 2000 your employment with Ask Jeeves terminates without cause, whether at the Company's option or yours, and a transition has been accomplished to a successor CFO approved by the Company's Board of Directors, 200,000 of the Options will immediately vest upon your termination.

      (b) If prior to April 19, 2000 Ask Jeeves terminates your employment without cause and a transition has not been accomplished to a successor CFO

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             approved by the Company's Board of Directors, 200,000 of the
             Options will immediately vest.

      (c) At any time after April 19, 2000, if your employment with Ask Jeeves terminates without cause, whether at the Company's option or yours, and a transition has been accomplished to a successor CFO approved by the Company's Board of Directors, an additional 75,000 of the Options, in addition to the number of Options vested as of the date of your termination (but not exceeding in the aggregate the total number of Options granted you) will immediately vest.

      (d) At any time after April 19, 2000, if the Company terminates your employment without cause and a transition has not been accomplished to a successor CFO approved by the Company's Board of Directors, an additional 75,000 of the Options, in addition to the number of Options vested as of the date of your termination (but not exceeding in the aggregate the total number of Options granted you) will immediately vest.

"Termination without cause" means a termination of your employment for reasons other than: (i) indictment or conviction of any felony or of any crime involving dishonesty; (ii) participation in any fraud against the company; (iii) breach of your duties to the company including persistent unsatisfactory performance of job duties; (iv) intentional damage to any property of the company; (v) conduct by you that in the good faith and reasonable determination of the Company's Board of Directors demonstrates gross unfitness to serve.

Under any circumstances other than those set forth above, you will not be eligible for any severance benefits. Notwithstanding any different provisions in the Stock Option Agreement governing the grant of your Options, the provisions set forth above concerning accelerated vesting of certain of those Options control.

BENEFITS
Enclosed is a summary of current Company benefits. Our benefits, payroll and other human resource management services are provided through TriNet Employer Group, Inc. TriNet is a professional employer organization (PEO) contracted by Ask Jeeves to perform selected employer responsibilities on our behalf. As a result of our arrangement with TriNet, TriNet will be considered your employer or record for payroll, benefits and other functions involving employer related administration. However, your manager at Ask Jeeves will be responsible for reviewing your performance and otherwise directing your work.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

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For purposes of federal immigration law, you will be required to provide to the
Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our employment relationship with you may be terminated.

I have enclosed our Confidential Information and Invention Assignment Agreement. If you accept this offer, please return to me a signed copy of this agreement.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Berkeley, California.

However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the Confidential Information and Invention Assignment Agreement between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you. This offer expires April 19, 1999.

Welcome to Ask Jeeves!

Sincerely,

/s/ Robert Wrubel

Robert Wrubel
President and Chief Executive Officer

Enclosures



Accepted:



/s/ Bruce Nakao                              Date: April 16, 1999
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Bruce Nakao